EXHIBIT F (PAST TENSE)


                       [Letterhead of Vincent Nitido, Jr.]


                          UNISOURCE ENERGY CORPORATION
                       One South Church Avenue, Suite 100
                              Tucson, Arizona 85701
                                  520-571-4000

                                 August 20, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:  UniSource Energy Corporation, et al.
                 Form U-1 Application/Declaration
                 (File No. 70-10116)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by UniSource Energy Corporation ("UniSource Energy") and its wholly-owned subsidiary, UniSource Energy Services, Inc., ("UES"), each an Arizona corporation, and to the order of the Commission in this proceeding dated August 1, 2003 (Holding Co. Act Release No. 27706). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, UniSource Energy and UES sought authorization under the Act to acquire all of the issued and outstanding common stock of two newly-formed Arizona corporations, UNS Electric, Inc. ("UNS Electric") and UNS Gas, Inc. ("UNS Gas," and together with UNS Electric, the "New Utility Companies") (the "Transaction"). The New Utility Companies were formed to be the corporate vehicles through which UniSource Energy proposed to acquire the electric and gas utility properties of Citizens Communications Company ("Citizens") that are located in the State of Arizona. On August 11, 2003, in accordance with the Commission's order in this proceeding, UniSource Energy, through UNS Electric and UNS Gas, purchased the Electric Assets and the Gas Assets for a total purchase price of $220 million plus operating capital adjustments. The Commission also granted UniSource Energy and UES, which is the


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direct parent of the New Utility Companies, exemptions from all provisions of the Act, except Section 9(a)(2), pursuant to Section 3(a)(1).

     I have acted as counsel for UniSource Energy and UES in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by UniSource Energy and UES in connection with the Transaction, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of UniSource Energy and UES, certificates of public officials, certificates of officers and representatives of UniSource Energy and UES, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of UniSource Energy and UES and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Subject to the foregoing assumptions and conditions, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1.  All state laws applicable to the Transaction have been complied with.

     2. The New Utility Companies and UES are validly organized and duly existing under the laws of the State of Arizona.

     3. The common stock of the New Utility Companies acquired by UES and the common stock of UES acquired by UniSource Energy in the Transaction is, in each case, validly issued, fully paid and nonassessable, and UES (as the holder of the common stock of the New Utility Companies) and UniSource Energy (as the holder of the common stock of UES) are entitled to the rights and privileges appertaining thereto set forth in the organizational documents of such companies.

     4. UES legally acquired the common stock of the New Utility Companies and UniSource Energy legally acquired the common stock of UES.

     5. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by UniSource Energy or any associate company of UniSource Energy.


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     I hereby consent to the filing of this opinion as part of UniSource
Energy's and UES's certificate pursuant to Rule 24. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                          Very truly yours,


                                          /s/ Vincent Nitido, Jr.
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